Exhibit 99.1

StoneCastle Financial Corp. Announces $10.8 Million Registered Direct Offering

July 12, 2021

DENVER, July 12, 2021 (GLOBE NEWSWIRE) -- StoneCastle Financial Corp. (Nasdaq: BANX) (“StoneCastle” or the “Company”) today announced that it has entered into a securities purchase agreement with investors to purchase 492,234 of its shares of common stock, in a registered direct offering. The purchase price for one share of common stock was $21.89. The Net Asset Value at the time of the transaction was $21.85. The registered direct offering is accretive to current shareholders.

The proceeds from the registered direct offering are expected to be $10,775,000, exclusive of legal and administrative expenses associated with the transaction. StoneCastle anticipates that the net proceeds will be invested in accordance with its investment strategy.

The securities described above are being offered pursuant to a “shelf” registration statement (File No. 333-251349) filed with the Securities and Exchange Commission (SEC) on May 26, 2021 and declared effective on May 28, 2021. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the offering of the securities will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering of the securities may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting the Company at (212) 468-5441 or 100 Fillmore Street, Suite 325, Denver, CO 80206.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About StoneCastle Financial Corp.

StoneCastle is an SEC registered non-diversified, closed-end investment company listed on the NASDAQ Global Select Market under the symbol “BANX.” Its primary investment objective is to provide stockholders with current income.StoneCastle Financial is managed by StoneCastle-ArrowMark Asset Management, LLC. To learn more, visit www.stonecastle-financial.com.

Disclaimer and Risk Factors:

There is no assurance that StoneCastle will achieve its investment objective. StoneCastle is subject to numerous risks, including investment and market risks, management risk, income and interest rate risks, banking industry risks, preferred stock risk, convertible securities risk, debt securities risk, liquidity risk, valuation risk, leverage risk, non-diversification risk, credit and counterparty risks, market at a discount from net asset value risk and market disruption risk. Shares of closed-end investment companies may trade above (a premium) or below (a discount) their net asset value. Shares of StoneCastle Financial may not be appropriate for all investors. Investors should review and consider carefully StoneCastle investment objective, risks, charges and expenses. Past performance does not guarantee future results.

The Annual Report, Semi-Annual Report and other regulatory filings of the Company with the SEC are accessible on the SEC's website at www.sec.gov and on the Company's website at www.stonecastle-financial.com.

Contact:

Julie Muraco
Investor Relations
212-468-5441

Source: StoneCastle Financial Corp.